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                                                                    EXHIBIT 3.01

                               State of Delaware

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                        Office of the Secretary of State

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        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO
HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "PHARMCHEM, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF MARCH, A.D. 2000, AT 5:30 O'CLOCK P.M.

        A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.



                                          /s/ Edward J. Freel
                                          -----------------------------------
                       [DELAWARE SEAL]    Edward J. Freel, Secretary of State

3181392    8100                           AUTHENTICATION:   0293099

001105397                                           DATE:  03-02-00


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                          CERTIFICATE OF INCORPORATION

                                       OF

                                 PHARMCHEM, INC.

        THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                       I.

        The name of the corporation is PharmChem, Inc. (the "Corporation").

                                       II.

        The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle, State of Delaware, 19801. The name of its registered agent at that address is The Corporation Trust Company.

                                      III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

        The Corporation is authorized to issue two classes of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of stock which the Corporation is authorized to issue is twenty-five million (25,000,000) shares of Common Stock, $.001 par value and five million (5,000,000) shares of Preferred Stock, $.001 par value.


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        The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the powers, preferences, designations and rights, and the qualifications, limitations and restrictions, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       V.

        The name and address of the sole incorporator is:

                             Robin M. Edwards
                             Sonnenschein Nath & Rosenthal
                             685 Market Street, 6th Floor
                             San Francisco, CA  94105

                                       VI.

        The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

                                      VII.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,


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(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                                      VIII.

        The Board of Directors may from time to time make, amend, supplement or repeal the by-laws; provided, however, that the stockholders may change or repeal any by-law adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote; and, provided further, that no amendment or supplement to the by-laws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

                                       IX.

        The Corporation is to have perpetual existence.

                                       X.

        (A) Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. (B) No action that is required or permitted to be taken by the


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stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of the stockholders in lieu of a meeting of stockholders.

                                       XI.

        The Corporation shall have the authority to indemnify each of the Corporation's directors and officers to the fullest extent permitted by law. No repeal or modification of this Article shall adversely affect any right or protection of a director or officer of the Corporation existing by virtue of this Article at the time of such repeal or modification.

        IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of March, 2000.

                                            /s/ Robin M. Edwards
                                            ------------------------------
                                            Robin M. Edwards
                                            Sole Incorporator

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